MASDAR CITY FREE ZONE

OCCUPATION PARTICULARS

☑ **New** ☐ **Renewal**

Agreement Date	01/08/2024	Agreement No.	SRE-FZ-OF-24-5937

Occupation Agreement Type				
Building Name	Executive Office	Workstation	Flexi Desk	Virtual Desk
Incubator Building	☐	☐	☐	☑

Length of Agreement Term			
Commencement Date	01/08/2024	Expiry Date	31/07/2025

Provider Details			
Company Name	Masdar City Services LLC		
Address	One Stop Shop, Ground Floor, Incubator Building, Masdar City, Abu Dhabi		
Tel. No.	02-8156666	Email	info@masdarcityfreezone.com

Occupier/Client Details			
Company Name	Upperhouse Partners Limited		
Address	VD, First floor, Incubator Building, Masdar City, Abu Dhabi		
Business License No.			
General Manager	Yuran Yin		
Tel. No.	+971585966888	Email	scarlett.yin@upperhousecapital.page

Unit No.	Area (Sqm)	Rent (AED)	Security Deposit (AED)
VD255	1.00	6,000.00	1,000.00

Payment Schedule		
Payment No.	Amount (AED)	Due Date
1	6,000.00	01/08/2024

*Prices are exclusive of VAT

This Licence Agreement incorporates the standard terms and conditions of occupation of the Masdar City Free Zone (set out at Schedule 2) (the **Standard Terms of Occupation**) together with any other schedules, which you confirm you have read and understood and shall be legally binding on both parties. We both agree to comply with the terms and conditions and our respective obligations as set out in this Licence Agreement.

For the avoidance of doubt this Licence Agreement constitutes a mere licence to occupy the Licenced Area (as that term is defined in Schedule 2) and does not constitute a lease or lease agreement under the laws of the Emirate of Abu Dhabi or the United Arab Emirates. The parties hereby agree that no real estate right in the Licenced Area is created, or granted to the Occupier, by virtue of this Licence Agreement.

In witness of and intending to be legally bound, the Parties hereby execute this Licence Agreement on the day and year stated in the Occupation Particulars.

Name:
Duly authorised representative
for and on behalf of **Masdar City Services LLC (the Provider)**

Name: Yuran Yin
Duly authorised representative
for and on behalf of the **Occupier**

Endorsed by:

الامارات العربية المتحدة
أبوظبي
2
MASDAR CITY FREE ZONE
مدينة مصدر المنطقة الحرة
2
Abu Dhabi
United Arab Emirates

SCHEDULE 1

LICENCED AREA PLAN

Incubator Building

Level 1


CORE A
VOID
CORE B
CORE C

Provider has the meaning given thereto in the Occupation Particulars and includes the Provider's successors in title;

Rent has the meaning given thereto in the Occupation Particulars;

Rent Payment Dates has the meaning given thereto in the Occupation Particulars;

Security Deposit has the meaning given thereto in the Occupation Particulars;

Term means the period from and including the Commencement Date until and including the End of Term, and where applicable, includes any statutory extension of it or any holding over permitted by the Provider.

Trade Name has the meaning given thereto in the Occupation Particulars;

VAT means (i) value added tax, (ii) any goods and services, sales, consumption or turnover Tax and/or (iii) any imposition or levy of a like nature.

2. INTERPRETATION

2.1 Laws

In this schedule, any reference, express or implied, to a law (which includes any legislation in any jurisdiction) includes references to that law as re-enacted, amended, extended or applied by or under any other laws (before or after the signing and dating of this Licence Agreement).

2.2 Calendar

In this schedule and the Occupation Particulars, all dates or periods of time shall be based on and computed according to the Gregorian calendar.

3. AGREEMENT

(a) In consideration of the Occupier's covenants contained in this Licence Agreement, the Provider grants to the Occupier a licence (subject to the limitations set out in clause 3(b)) to occupy the Licenced Area for the Term on the terms of this Licence Agreement subject to all existing rights and covenants affecting the Licenced Area.

(b) The Occupier acknowledges that the Provider has the right to access any part of the Licenced Area at any time and accordingly the Occupier does not have exclusive occupation of the Licenced Area.

(c) The Provider reserves the right to relocate the Occupier to a different Licenced Area from time to time during the Term provided that any such relocation will be on reasonable notice to the Occupier and that any substituted area will be of an equivalent size and quality.

(d) On or before the Commencement Date, the Provider will prepare the Handover Certificate detailing the condition of the Licenced Area as at the date of the Handover Certificate. The Occupier shall be entitled to inspect the Licenced Area on or before the Commencement Date together with the Provider on reasonable prior notice for the purpose of confirming that the condition of the Licenced Area is consistent with the details and description set out in the draft Handover Certificate. The Occupier shall sign a copy of the Handover Certificate to acknowledge that the Occupier has examined the Licenced Area and that the Occupier is accepting the Licenced Area in an "as is" condition as of the Commencement Date. In the event that the Occupier is re-located pursuant to clause 3(c), this process shall be repeated in respect of the new Licenced Area.

4. RENT

(a) The Occupier shall pay to the Provider the Rent without any deduction, withholding or set-off in advance on the Rent Payment Dates with the first instalment to be paid on or before the Commencement Date. On or before the Commencement Date, the Occupier shall provide to the Provider a current dated cheque representing the first instalment of the Rent and post-dated cheques representing the subsequent instalments of the Rent. For the avoidance of doubt the Rent includes the cost of the Basic Services but does not include any amounts payable by the Occupier in respect of Additional Services or any other costs associated with occupation of the Licenced Area.

(b) Subject to clause 4(c) the Occupier shall pay to the Provider any Additional Services Fee due from time to time without any deduction, withholding or set-off in arrears on the last day (or such day as the Provider may designate) of the calendar month following the month in which the Additional Services were provided.

(b) The Occupier shall trade in the Occupier's Trade Name or in any other names previously approved by the Provider acting reasonably.

6.4 Repair and Maintenance

(a) The Occupier must take good care of all parts of the Building and keep the Licenced Area (including the equipment, fixtures and fittings within the Licenced Area) in good repair and condition at all times.

(b) The Licenced Area is supplied to the Occupier fully equipped and the Occupier shall, at the End of the Term return all fixtures and fittings in the same condition as they were in at the Commencement Date, fair wear and tear only excepted.

(c) The Occupier shall promptly notify the Provider of any defects within the Licenced Area and/or the Building but the Provider shall have no obligation to rectify such defects.

6.5 Alterations

(a) The Occupier must not make any alterations or additions to the Licenced Area or to any other part of the Building.

(b) The Occupier must not install any furniture or office equipment, cabling, IT or telecoms connections without the consent of the Provider, which the Provider may refuse in its absolute discretion.

(c) In the event that the Occupier breaches the above provisions, the Occupier shall permit the Provider and/or its agents and contractors access to the Licenced Area for the purpose of removing the work that has been carried out and the consequent repair. The Occupier shall fully indemnify the Provider in respect of all the costs incurred in the above mentioned removal and repair along with an administration charge of fifteen percent (15%) of such costs. If the Occupier fails to immediately reimburse the Provider such amounts, the Provider shall be entitled to claim such amounts from the Security Deposit.

6.6 Assignment, sub-letting and charging by the Occupier

(a) The Occupier shall not assign the whole or any part of this Licence Agreement, sublet, share or otherwise part with the possession of the whole or any part of the Licenced Area, or mortgage or charge this Licence Agreement.

(b) Without prejudice to the other provisions of this clause 6.6 the Occupier may share occupation of the Licenced Area with any Group Company of the Occupier provided that:

(i) no relationship of landlord and tenant is created;

(ii) the provisions of this Licence Agreement are otherwise complied with in all respects; and

(iii) Written notice of the identity of each Group Company of the Occupier in occupation is given to the Provider upon such occupation being taken up.

6.7 Signs, aerials, etc.

The Occupier must:

(a) not display on the Licenced Area any signs except those which have been approved by the Provider and are affixed in positions indicated by the Provider at the Occupier's sole cost and expense;

(b) at the End of the Term remove all such signs and make good all damage caused by their removal; and

(c) not affix any signs to any part of the Building other than the Licenced Area (approved by the Provider under clause 6.7(a) and not affix to the Building any external radio, television or other aerial or satellite dish or any pole, mast, flag or wire.

6.8 Indemnity

The Occupier must:

(a) pay and make good to the Provider every loss and damage incurred or sustained by the Provider as a consequence of every breach or non-observance of the covenants by the Occupier in this Licence Agreement

8. FIT-OUT ACTIVITIES IN PROGRESS

The Occupier acknowledges that on the Commencement Date and throughout the Term, the fit-out works of other areas in the Building may be incomplete and that inconvenience may be suffered as a result of the fit-out works which shall be in progress from time to time. The Occupier shall have no claim against the Provider or any other person for such inconvenience. The Provider, however, shall use its reasonable endeavours to keep such inconvenience to a minimum.

9. REINSTATEMENT

(a) If during the Term the whole or any part of the Building is destroyed or damaged so as, in the opinion of the Provider, to render the Licenced Area substantially unfit or to deprive the Occupier of substantial use of the same, and so long as such damage or destruction shall not be attributable to the Occupier or the Occupier's agents, employees or guests then, upon the happening of such damage or destruction, the Rent or a proportionate part thereof (to be determined by the Provider) as the case may be according to the nature and extent of the damage sustained shall be suspended until the Licenced Area is rebuilt or reinstated or made fit for the occupation and use of the Occupier provided always that the Provider shall be under no obligation to restore and reinstate the Licenced Area if the Provider shall consider that it is commercially impracticable to do so in which case the Provider shall notify the Occupier of the same and this Licence Agreement shall be terminated forthwith.

(b) Except as otherwise provided in this clause 9, the Provider shall not be liable to the Occupier for any damage, loss or inconvenience suffered by the Occupier due to the destruction of or damage to the Building or the Licenced Area, due to any delay in rebuilding, reconstructing, or restoring the Building or the Licenced Area or the Provider's refusal to do so.

10. TERMINATION

10.1 Termination by the Provider

(a) During the Term, this Licence Agreement may be terminated by the Provider forthwith if:

(i) any sum due under this Licence Agreement remains unpaid for thirty (30) days after becoming due for payment (whether or not formally demanded); or

(ii) the Occupier is in breach of its Business Licence or ceases to have a current Business Licence; or

(iii) the Occupier is otherwise in breach of the terms of this Licence Agreement and fails to rectify such breach within thirty (30) days of receiving the Provider's notice complaining thereof; or

(iv) the Occupier becomes bankrupt, enters into liquidation, has a receiver appointed or enters into an arrangement or composition for the benefit of its creditors or has any distress or execution levied on its goods; or

(v) the Occupier has assigned the whole or any part of this Licence Agreement, sublet, shared or parted with possession of the whole or any part of the Licenced Area or mortgaged or charged this Licence Agreement in any manner whatsoever in breach of clause 6.6; or

(vi) the Licenced Area becomes vacant or deserted for a period of thirty (30) days or more, and the Occupier is not traceable or has absconded or leaves the country without notifying the Provider and the Provider is satisfied in the circumstances that the Licenced Area have been abandoned.

(b) In the event of termination by the Provider pursuant to clause 10.1(a), the Occupier hereby agrees that all sums paid by the Occupier to the Provider (including but not limited to the Security Deposit) shall be forfeited and that the Provider (or its authorised agent) shall have the lawful right and entitlement to enter and repossess the Licenced Area and take possession of all property therein and to let the Licenced Area to others and dispose of such of the property found in the Licenced Area in such manner and at such price as the Provider deems fit and the Provider shall deduct from the proceeds of the sale all sums due from the Occupier but unpaid and the cost of re-furbishing the Licenced Area if required, without prejudice and in addition to any claim which the Provider may have for arrears and/or damages.

(c) The Provider may terminate this Licence Agreement by not less than three (3) months written notice to the Occupier served at any time.

11.8 Governing law and jurisdiction

This Licence Agreement is governed by the laws from time to time of the Emirate of Abu Dhabi and the applicable federal laws of the United Arab Emirates as they are applied in the Emirate of Abu Dhabi and the Parties submit to the jurisdiction of the courts of the Emirate of Abu Dhabi.

11.9 Confidentiality

The Parties agree to keep confidential all information related to this Licence Agreement and not to disclose the same without the prior consent of the other Party, unless such disclosure is ordered by a competent court and except on a need to know basis, to each Party's financial and legal advisors, auditors and lenders. The Parties shall keep each other indemnified from and against all losses incurred by the other Party as a result of an unauthorised disclosure by another Party.